Exhibit 10.16
WESTELL TECHNOLOGIES, INC.
SUMMARY OF DIRECTOR COMPENSATION
(Effective March 24, 2015)
The annual retainer for all non-employee directors is $40,000. Annual retainers for committee chairpersons are as follows: Chairman of the Board (if non-employee) -$20,000; Chair of the Audit Committee—$10,000; and Chair of the Compensation Committee—$10,000. Annual retainers for the members of committees are as follows: Member of the Audit Committee—$5,000; and Member of the Compensation Committee—$5,000. There is not separate compensation for meeting attendance. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under the 2004 Stock Incentive Plan. On a director’s initial appointment date, non-employee directors are each granted 20,000 restricted shares with an annual grant thereafter of 10,000(1) shares to be granted upon election to the Board of Directors, with 25% vesting on each annual anniversary date of the grant.

(1) Amount with be 15,000 shares for fiscal year 2016 to adjust for the modification of timing of the award from April 1 to the re-election date (September).